Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Watts Water Technologies, Inc.:

We consent to the use of our reports dated February 26, 2015, with respect to the consolidated balance sheets of Watts Water Technologies, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 26, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states Watts Water Technologies, Inc. acquired AERCO during 2014, and management excluded from its assessment of the effectiveness of Watts Water Technologies, Inc.’s internal control over financial reporting as of December 31, 2014, AERCO’s internal control over financial reporting associated with total assets of $329 million and total revenues of $5.3 million included in the consolidated financial statements of Watts Water Technologies, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Watts Water Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of AERCO.

/s/ KPMG LLP

Boston, Massachusetts
March 31, 2015